Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cowen Group, Inc. of our report dated March 25, 2010 relating to the consolidated financial statements of Cowen Group, Inc. which appear in its Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 7, 2010